Exhibit 99.1

Wednesday October 22, 2014
FOR IMMEDIATE RELEASE

Washington Federal Completes
Fiscal Year With Record Earnings

SEATTLE, WASHINGTON - Washington Federal, Inc. (Nasdaq: WAFD), parent company of Washington Federal, today announced completion of its 97th fiscal year with record earnings of $157,364,000 or $1.55 per diluted share, compared to $151,505,000 or $1.45 per diluted share for the fiscal year ended September 30, 2013, a 6.9% increase in earnings per diluted share. Net income for the quarter ended September 30, 2014 amounted to $40,560,000 or $.41 per diluted share, compared to $42,907,000 or $.41 per diluted share for the same period one year ago.
Chairman, President & CEO Roy M. Whitehead commented, “It was another great year for the Company. Deposits increased by $1.6 billion, supported by the acquisition of seventy-four branches. Loan growth, deposit mix improvement, and strengthening asset quality were all positive trends during the year that we expect to continue. In addition, there are good opportunities to manage costs lower over time. The Company enters the new fiscal year with good momentum and a positive outlook regarding its future prospects.”
Net interest income was $406 million for the year, a $25 million or 6.7% increase from the prior year. Net interest income for the quarter was $103 million, a $6 million or 6.6% increase from the same quarter one year ago. Net interest income was higher for the quarter due to increased investment income and reduced interest expense on customer accounts.
Net interest margin was 3.05% for fiscal year 2014 which is a decline from 3.17% for the prior year. The primary reason was lower loan yields as a result of the low interest rate environment that were partially offset by the lower cost of customer accounts. Net interest margin was 3.00% for the quarter ended September 30, 2014 compared to 3.05% for the prior quarter and 3.21% for the quarter ended September 30, 2013. Average earning assets increased $1.7 billion or 13.4% compared to the prior year due primarily to investing the cash acquired with the branch acquisitions.
The provision for loan losses was a reversal of $15.4 million for fiscal year 2014 compared to a $1.4 million provision for 2013. Net loan recoveries were $14.4 million in 2014, a significant improvement from the $17.8 million of net charge-offs in fiscal 2013. The provision for loan losses was a reversal of $3.5 million and $2.3 million for the quarters ended September 30, 2014 and 2013, respectively, as a result of the improving asset quality trend. For the most recent quarter, $6.7 million in loan recoveries more than offset $2.1 million in charge-offs. The Company maintains an allowance for loan losses plus a reserve for unfunded loan commitments that total $115 million or 1.33% of total gross loans as of September 30, 2014. This is a decrease due to improved credit quality as compared to $117 million or 1.46% of total gross loans as of September 30, 2013. The allowance as a percent of non-performing loans improved to 132% from 89% during that same period.
Net loss on real estate acquired through foreclosure amounted to $2.7 million for fiscal year 2014 and $1.9 million for the prior year. Net gain on real estate acquired through foreclosure for the quarter was $711,000 compared to $5.3 million in the same quarter of the prior year. Net gain or loss on real estate acquired through foreclosure includes gains and losses on sales, ongoing maintenance expenses and any write-downs from reduced valuations at the time of foreclosure or during the marketing period of the properties.
The Company’s efficiency ratio of 46.76% for the year remains among the lowest in the industry. Total operating expenses increased by $40 million or 24.2% in 2014, driven by an increase in employees and branch locations provided by the acquisition of seventy-four branches from Bank of America located in Eastern Washington, Oregon, Idaho, New Mexico, Arizona and Nevada. Total other income increased by $9 million or 39.8% in 2014. The year produced a return on assets of 1.10% and a return on equity of 7.99%. Return on assets for the quarter was 1.10% while return on equity was 8.19%.

Non-performing assets amounted to $147 million or 1.00% of total assets at year-end, a $66 million or 31.0% decrease from fiscal year-end September 30, 2013. Specifically, non-performing loans decreased to $87 million as of September 30, 2014 from $131 million at September 30, 2013, a 33.4% decrease. Total loan delinquencies were 1.44% as of September 30, 2014, a decrease from 1.97% at September 30, 2013. Delinquencies on single family mortgage loans, the largest component of the loan portfolio, declined during the year to 1.63% from 2.21% at September 30, 2013. Real estate held for sale decreased to $55 million from $73 million at September 30, 2013, an $18 million or 24.5% decrease, and real estate held for investment decreased from $9 million to $5 million during the same period as the economic conditions for the sale of these properties has improved.
Total assets increased by $1.7 billion or 12.8% to $14.8 billion at September 30, 2014 from $13.1 billion at September 30, 2013, largely due to the acquisition of seventy-four branches during the year with $1.9 billion in deposits. Cash and cash equivalents increased by $578 million. During the fourth quarter, the Company had an average balance of $697 million in cash and cash equivalents invested overnight at a yield of approximately 0.25%.
Loans receivable grew by $620 million or 8.2% during fiscal year 2014. This included higher mortgage originations and improved market penetration by our commercial lending teams. Loan originations for fiscal year 2014 totaled $2.2 billion, which was a $206 million or 10.5% increase over the prior fiscal year. Loans receivable grew by $182 million or 2.3% during the fourth quarter. The Company views organic loan growth as the highest and best use of its capital. The weighted average interest rate on loans decreased to 4.75% as of September 30, 2014 from 5.01% as of the prior year-end. Actual yield earned on loans will be greater than the weighted-average rate due to net deferred loan fees and discounts on acquired loans, which will be accreted into income over the term of the loans.
Customer deposits increased by $1.6 billion during the year to $10.7 billion as of September 30, 2014 including the branch acquisitions. The mix of customer deposits continued to shift toward core transaction accounts. Transaction accounts increased by $1.9 billion or 55.1% during the year while time deposits decreased $323 million or 5.8% during the year. Over the last several years the Company has focused on growing transaction accounts to lessen sensitivity to rising interest rates. For the first time in our history, transaction accounts represent the majority of our deposits. As of September 30, 2014, 51.2% of our deposits were in transaction accounts. This is an increase from 38.9% as of September 30, 2013.
On October 17, 2014, the Company paid a cash dividend of 14.67 cents per share to common stockholders of record on October 3, 2014. Beginning in 2015, the Board of Directors will consider regular dividend declarations in January, April, July, and October. Accordingly, an additional month will pass before the Board of Directors considers the next quarterly dividend. The 3.67 cent increase in this quarter’s dividend over the prior quarter is a one-time payment in anticipation of this change and represents an additional one month’s dividend income to compensate for the new schedule. This was the Company’s 127th consecutive quarterly cash dividend. During the fiscal year, the Company also repurchased 4.8 million shares of stock at a weighted average price of $21.59 per share and has authorization to repurchase an additional 5 million shares. During this same time period, the Company returned 95% of net income to shareholders in the form of cash dividends or share repurchases.
Washington Federal, a national bank with headquarters in Seattle, Washington, has 251 branches in eight western states.
To find out more about Washington Federal, please visit our website. Washington Federal uses its website to distribute financial and other material information about the Company, which is routinely posted on and accessible at www.washingtonfederal.com.

Important Cautionary Statements
The foregoing information should be read in conjunction with the financial statements, notes and other information contained in the Company’s 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
This press release contains statements about the Company’s future that are not statements of historical fact. These statements are “forward looking statements” for purposes of applicable securities laws, and are based on current information and/or management's good faith belief as to future events. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions signify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance. By their nature, forward-looking statements involve inherent risk and uncertainties, which change over time; and actual performance could differ materially from those anticipated by any forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statement.
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Contact:

Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Cathy Cooper, SVP Marketing Communications
206-777-8246
cathy.cooper@wafd.com

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(UNAUDITED)

	September 30, 2014	September 30, 2013
	(In thousands, except share data)
ASSETS
Cash and cash equivalents	$781,843	$203,563
Available-for-sale securities, at fair value	3,049,442	2,360,948
Held-to-maturity securities, at amortized cost	1,548,265	1,654,666
Loans receivable, net	8,148,322	7,528,030
Covered loans, net	176,476	295,947
Interest receivable	52,037	49,218
Premises and equipment, net	257,543	206,172
Real estate held for sale	55,072	72,925
Real estate held for investment	4,808	9,392
Covered real estate held for sale	24,082	30,980
FDIC indemnification asset	36,860	64,615
FHLB and FRB stock	158,839	173,009
Intangible assets, net	302,909	264,318
Federal and state income tax assets, net	16,515	44,000
Other assets	143,028	125,076
	$14,756,041	$13,082,859
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Customer accounts
Transaction deposit accounts	$5,490,687	$3,540,842
Time deposit accounts	5,226,241	5,549,429
	10,716,928	9,090,271
FHLB advances	1,930,000	1,930,000
Advance payments by borrowers for taxes and insurance	29,004	42,443
Accrued expenses and other liabilities	103,226	82,510
	12,779,158	11,145,224
Stockholders’ equity
Common stock, $1.00 par value, 300,000,000 shares authorized; 133,322,909 and 132,572,475 shares issued; 98,404,705 and 102,484,671 shares outstanding	133,323	132,573
Paid-in capital	1,638,211	1,625,051
Accumulated other comprehensive income, net of taxes	20,708	6,378
Treasury stock, at cost; 34,918,204 and 30,087,804 shares	(525,108)	(420,817)
Retained earnings	709,749	594,450
	1,976,883	1,937,635
	$14,756,041	$13,082,859
CONSOLIDATED FINANCIAL HIGHLIGHTS
Common stockholders' equity per share	$20.09	$18.91
Tangible common stockholders' equity per share	17.01	16.33
Stockholders' equity to total assets	13.40%	14.81%
Tangible common stockholders' equity to tangible assets	11.58	13.05

Weighted average rates at period end
Loans and mortgage-backed securities	4.17%	4.34%
Combined loans, mortgage-backed securities and investments	3.63	3.92
Customer accounts	0.51	0.69
Borrowings	3.52	3.52
Combined cost of customer accounts and borrowings	0.97	1.19
Interest rate spread	2.66	2.73

WASHINGTON FEDERAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Quarter Ended September 30,		Year Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)		(In thousands, except per share data)
INTEREST INCOME
Loans & covered assets	$109,200	$112,261	$430,850	$454,915
Mortgage-backed securities	19,313	14,195	80,260	48,520
Investment securities and cash equivalents	6,564	3,846	22,587	12,856
	135,077	130,302	533,697	516,291
INTEREST EXPENSE
Customer accounts	14,007	16,052	58,524	67,903
FHLB advances and other borrowings	17,676	17,291	69,553	68,256
	31,683	33,343	128,077	136,159
Net interest income	103,394	96,959	405,620	380,132
Provision (reversal) for loan losses	(3,465)	(2,250)	(15,401)	1,350
Net interest income after provision for loan losses	106,859	99,209	421,021	378,782

OTHER INCOME	10,097	5,871	30,659	21,933

OTHER EXPENSE
Compensation and benefits	27,822	22,084	109,730	90,815
Occupancy	8,589	6,152	30,452	23,597
FDIC insurance premiums	2,331	2,934	11,009	12,214
Product delivery	5,011	1,089	14,973	4,414
Information Technology	3,938	3,339	14,303	10,999
Other	6,847	7,569	23,542	22,201
	54,538	43,167	204,009	164,240
Gain (loss) on real estate acquired through foreclosure, net	711	5,287	(2,743)	(1,859)
Income before income taxes	63,129	67,200	244,928	234,616
Income tax provision	22,569	24,293	87,564	83,111
NET INCOME	$40,560	$42,907	$157,364	$151,505

PER SHARE DATA
Basic earnings	$0.41	$0.41	$1.56	$1.45
Diluted earnings	0.41	0.41	1.55	1.45
Cash dividends per share	0.15	0.10	0.46	0.36
Basic weighted average number of shares outstanding	99,320,940	103,396,117	101,154,030	104,684,812
Diluted weighted average number of shares outstanding, including dilutive stock options	99,696,612	103,773,181	101,590,351	104,837,470

PERFORMANCE RATIOS
Return on average assets	1.10%	1.32%	1.10%	1.17%
Return on average common equity	8.19	8.89	7.99	7.88
Net Interest Margin	3.00	3.21	3.05	3.17